EXHIBIT 10.19

ITT SUPPLEMENTAL RETIREMENT SAVINGS PLAN

As Amended and Restated as of May 2, 2020

INTRODUCTION

The ITT Supplemental Retirement Savings Plan (the “Plan”) was originally named the ITT Excess Savings Plan and was effective as of January 1, 1987. The purpose of the Plan was to provide a means of restoring the contributions lost under the ITT Investment and Savings Plan for Salaried Employees (the “Former Savings Plan”) due to the application of the limitations imposed on qualified plans by Section 415 of the Internal Revenue Code, as amended (the “Code”).
As of January 1, 1989, the Plan was amended to provide (i) a means for restoring, for an employee participating in the Former Savings Plan, the matching and other employer contributions lost under the Former Savings Plan due to the application of the limitations imposed on qualified plans by Section 401(a)(17) and Section 402(g)(1) of the Code and (ii) a means of providing such employees with an opportunity to defer a portion of their salary in accordance with the terms of the Former Savings Plan as hereinafter set forth.
As of January 1, 1995, the Plan was further amended to provide a means of restoring, for an employee participating in the Former Savings Plan, matching and other employer contributions lost due to the deferral of base compensation under another nonqualified deferred compensation program. As of December 19, 1995, the Plan was renamed and continued as the ITT Industries Excess Savings Plan.
As of January 1, 1996, the Plan was further amended to solely provide to individuals who were designated as Eligible Employees under the Plan on and after January 1, 1996, a means to restore the contributions lost under the Former Savings Plan due to the application of the limitations imposed by Sections 415 and 401(a)(17) of the Code and providing such employees with an opportunity to defer a portion of their base salary and to transfer any liabilities not attributable to such benefits to the ITT Industries Deferred Compensation Plan. The Plan was further amended, effective as of (i) January 1, 1997, to provide additional optional forms of distributions and to revise the participation requirements, (ii) July 1, 1997, to revise the eligibility requirements to permit an Eligible Employee to participate in his first year of employment, and (iii) September 1, 1997, to further expand the distribution options available under the Plan.
In July, 2004, the Plan was amended and restated to make certain changes regarding the effect of an Acceleration Event and to unify the definition of Acceleration Event with other employee benefit plans of ITT Industries, and to make certain other technical amendments.
Effective as of July 1, 2006, the Plan was renamed the ITT Excess Savings Plan. Effective as of January 1, 2008, the Plan was amended to make certain administrative changes.
Effective as of December 31, 2008, the Plan was amended and restated to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder.
Effective as of October 31, 2011, ITT split into three separate companies, ITT Corporation, Exelis Inc. and Xylem Inc. Under the Employee Benefits and Compensation Matters Agreement, dated October 25, 2011, ITT Corporation agreed to continue the Plan for eligible employees of ITT Corporation and of its subsidiaries and to transfer the liabilities attributable to participants who become or were employees of Xylem Inc. or Exelis Inc., or one of their subsidiaries to Xylem Inc. or Exelis Inc., respectively.

Effective as of October 31, 2011 the Plan was amended and restated to reflect the enhanced employer contribution formula provided under the ITT Corporation Retirement Savings Plan for Salaried Employees, the successor plan to the Former Savings Plan, and to rename the Plan as the ITT Corporation Supplemental Retirement Savings Plan for Salaried Employees. The Plan was further amended to cease Salary Deferrals by eligible employees effective as of January 1, 2012.
Effective January 1, 2016, sponsorship of the Plan was transferred from ITT Corporation to its subsidiary, ITT Industries Holdings, Inc. and the Plan was renamed the ITT Supplemental Retirement Savings Plan for Salaried Employees. The Plan was amended and restated as of January 1, 2016 to reflect such transfer of sponsorship and plan name change. The Plan was further renamed the ITT Supplemental Retirement Savings Plan on April 28, 2016.
Effective as of close of business on May 1, 2020, for the period beginning as of close of business May 1, 2020 and ending as of close of business December 31, 2020, there shall be no Employer contributions other than the discretionary employer contribution described herein.

All benefits payable under this Plan, which is intended to constitute both an unfunded excess benefit plan under Section 3(36) of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a nonqualified, unfunded deferred compensation plan for a select group of management employees under Title I of ERISA, shall be paid out of the general assets of the Corporation. The Corporation may establish and fund a trust in order to aid it in providing benefits due under the Plan.

ITT SUPPLEMENTAL RETIREMENT SAVINGS PLAN

ARTICLE I - DEFINITIONS
1.01    “Acceleration Event” shall mean “Acceleration Event” as that term is defined under the provisions of the Plan as in effect on October 3, 2004.
1.02    “Accounts” shall mean the Deferral Account, the Floor Contribution Account, Core Contribution Account, the Matching Contribution Account and the Transition Credit Contribution Account.
1.03    “Associated Company” shall mean any division, unit, subsidiary, or affiliate of the Corporation which is an Associated Company as such term is defined in the Savings Plan.
1.04    “Beneficiary” shall mean the person or persons designated pursuant to the provisions of the Savings Plan to receive benefits under the Savings Plan after a Member’s death.
1.05    “Change of Control” shall mean an event which shall occur if there is: (i) a change in the ownership of ITT; (ii) a change in the effective control of ITT; or (iii) a change in the ownership of a substantial portion of the assets of ITT.
For purposes of this Section, a change in the ownership occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury Regs. 1.409A-2(i)(5)(v)(B)), acquires ownership of stock that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of ITT.
A change in the effective control occurs on the date on which either (i) a person, or more than one person acting as a group (as defined in Treasury Regs. 1.409A-2(i)(5)(v)(B)), of the Board of Directors of ITT (the “Board of Directors”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder.
A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury Regs. 1.409A-2(i)(5)(v)(B)), other than a person or group of persons that is related to ITT, acquires assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of ITT immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.
The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

1.06    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
1.07    “Committee” shall mean the Compensation and Personnel Committee of the Board of Directors.
1.08    “Company” shall mean the Corporation with respect to its employees or any participating company in the Savings Plan with respect to its employees.
1.09    “Corporation” shall mean ITT Industries Holdings, Inc., a Delaware corporation, or any successor by merger, purchase or otherwise.
1.10    “Company Core Contribution Rate” shall mean the rate of Company Core Contributions (as such term in defined under the provisions of the Savings Plan) for a particular Plan Year.
1.11    “Company Transition Credit Contribution Rate” shall mean the rate of Company Transition Credit Contributions (as such term in defined under the provisions of the Savings Plan) for a particular Plan Year.
1.12    “Core Contribution Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record all amounts credited on his behalf under Section 3.01(d) and earnings on those amounts pursuant to Section 3.02.
1.13    “Deferral Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record the amounts credited on his behalf under Section 3.01(a) and earnings on those amounts pursuant to Section 3.02.
1.14    “Effective Date” shall mean January 1, 1987.
1.15    “Eligible Employee” shall mean an Employee of the Company who is eligible to participate in the Plan as provided in Section 2.01.
1.16    “Employee” shall have the meaning set forth in the Savings Plan.
1.17    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
1.18    “Excess Discretionary Contributions” shall mean the amount of discretionary     contributions credited on a Member’s behalf under Section 3.01(f).
1.19    “Excess Matching Contributions” shall mean the amount of matching contributions credited on a Member’s behalf under Section 3.01(b).
1.20    “Excess Floor Contributions” shall mean the amount of floor contributions credited on a Member’s behalf under Section 3.01(c).

1.21    “Excess Core Contributions” shall mean the amount of core contributions credited on a Member’s behalf under Section 3.01(d).
1.22    “Excess Transition Credit Contributions” shall mean the amount of transition credit contributions credited on a Member’s behalf under Section 3.01(e).
1.23    “Floor Contribution Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record the amounts credited on his behalf under Section 3.01(c) and earnings on those amounts pursuant to Section 3.02.
1.24    “ITT” shall mean ITT Corporation, an Indiana corporation, or any successor by merger, purchase or otherwise.
1.25    “Matching Company Contribution” shall have the meaning set forth in the Savings Plan.
1.26    “Matching Contribution Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record all amounts credited on his behalf under Section 3.01(b) and earnings on those amounts pursuant to Section 3.02.
1.27    “Member” shall mean each Eligible Employee who participates in the Plan pursuant to Article II.
1.28    “Plan” shall mean this ITT Supplemental Retirement Savings Plan.
1.29    “Plan Year” shall mean the calendar year.
1.30    “Reporting Date” shall mean each business day on which the New York Stock Exchange is open for business, or such other day as the Committee may determine.
1.31    “Salary” shall mean (i) with respect to Plan Years beginning prior to January 1, 2012, an Eligible Employee’s “Salary” as such term is defined in the Savings Plan as in effect prior to October 31, 2011 disregarding any reduction required due to the application of the Statutory Compensation Limitation and (ii) with respect to Plan Years beginning on and after January 1, 2012, an Eligible Employee’s “Salary” as such term is defined in the Savings Plan as in effect on and after October 31, 2011 disregarding any reduction required due to the application of the Statutory Compensation Limitation. Notwithstanding the foregoing, solely for purposes of calculating the Employer contribution amount pursuant to the provisions of Sections 3.01(b), (d), (e) and (f) on and after October 31, 2011 the term “Salary” shall mean “Salary” as such term is defined in the Savings Plan as in effect on and after October 31, 2011 disregarding any reduction required due to the application of the Statutory Compensation Limitation. Salary shall be determined before any reduction pursuant to an Eligible Employee’s election to make

Salary Deferrals under this Plan, but after reduction for deferrals under any other nonqualified deferred compensation program maintained by the Company.
1.32    “Salary Deferrals” shall mean the amount of Salary a Member has elected to defer for a Plan Year beginning prior to January 1, 2012 pursuant to a Salary Reduction Agreement in accordance with the provisions of Section 3.01(a).
1.33    “Salary Reduction Agreement” shall mean the completed agreement including any amendments, attachments and appendices thereto, in such form as approved by the Committee, entered into by the Member pursuant to Section 2.02 under which he elects (i) to defer a portion of his Salary under this Plan in accordance with the provisions of Section 3.01(a).
1.34    “Savings” shall have the meaning set forth in the Savings Plan.
1.35    “Savings Plan” shall mean the ITT Retirement Savings Plan, as amended from time to time.
1.36    “Special DC Credit Contribution Rate” shall mean the rate of Special DC Credit Contributions (as such term is defined under the provisions of the Savings Plan) for a particular Plan Year.
1.37    “Statutory Compensation Limitation” shall mean the limitations set forth in Section 401(a)(17) of the Code as in effect each calendar year for the Savings Plan.
1.38    “Termination of Employment” shall mean a “Separation from Service” as such term is defined in the Treasury Regs. under Section 409A of the Code, as modified by the rules described below:
(a)    An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence pursuant to Company policies shall incur a Termination of Employment on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave (eighteen month anniversary for a disability leave of absence) or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract or pursuant to Company policies. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the employee to be unable to perform the duties of his job or a substantially similar job;

(b)    For purposes of determining whether another organization is an Associated Company of the Corporation, common ownership of at least 50% shall be determinative;
(c)    ITT specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Termination of Employment with respect to the executive providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Section 409A of the Code.
Whether Termination of Employment has occurred shall be determined by the Committee in accordance with Section 409A of the Code, the regulations promulgated thereunder, and other applicable guidance, as modified by rules described above. The terms or phrases “terminates employment,” “termination of employment,” “employment is terminated,” or any other similar terminology shall have the same meaning as a “Termination of Employment.”
1.39    “Transition Credit Contribution Account” shall mean the bookkeeping account (or subaccount(s)) maintained for each Member to record all amounts credited on his behalf under Section 3.01(e) and earnings on those amounts pursuant to Section 3.02.
ARTICLE II - PARTICIPATION
2.01    Eligibility
(a)    (i)    An Employee shall be an Eligible Employee for any particular Plan Year if (A) the Employee is eligible to participate in the Savings Plan during that particular Plan Year and (B) the Employee’s Salary as of the last day of the immediately preceding calendar year exceeds the Statutory Compensation Limitation in effect for that particular Plan Year.
Effective as of January 1, 2012, an Employee shall be an Eligible Employee for the portion of a particular Plan Year during which (A) the Employee is eligible to participate in the Savings Plan during that particular Plan Year and (B) the Eligible Employee’s Salary in that Plan Year exceeds the Statutory Compensation Limitation in effect for that particular Plan Year.
Notwithstanding the foregoing with respect to Plan Years beginning prior to January 1, 2012, an Employee whose Salary as of the last day of the calendar year preceding a particular Plan Year does not exceed the Statutory Compensation Limitation in effect for that prior Plan Year shall be an Eligible Employee with respect to that particular Plan Year, provided the Employee (A) was an Eligible Employee in the prior Plan Year and had salary reduction contributions credited to his or her Deferral Account in that prior Plan Year, (B) is eligible to participate in the Savings Plan during the particular Plan Year, and (C) his Salary for that particular Plan Year exceeds the Statutory Compensation Limitation in effect for that particular Plan Year.
Notwithstanding the foregoing, effective as of October 31, 2011, an Employee whose Salary as of the last day of the calendar year preceding the Plan Year beginning January 1, 2011 (the “2011 Plan Year”) did not exceed the Statutory Compensation Limitation in effect for that prior Plan Year shall be an Eligible Employee solely for the purposes of applying the provisions of Sections 3.01(b), (d) and (e) hereof with respect to that portion of the 2011 Plan Year beginning on October 31, 2011 and ending on December 31, 2011, provided the Employee (A) is eligible to participate in the Savings Plan during that portion of 2011 Plan Year and (B) has Salary during that portion of the 2011 Plan Year that causes his total Salary for the 2011 Plan Year to exceed the Statutory Compensation Limitation in effect for that particular Plan Year.
(ii)    With respect to Plan Years beginning prior to January 1, 2012, in the case of an Employee who is employed or reemployed by the Company after the first day of a Plan Year and whose Salary in effect on his employment (or reemployment) date exceeds the Statutory Compensation Limitation in effect for that year, subject to the provisions of clause (iii) below, such Employee shall be an Eligible Employee with respect to that Plan Year, provided (A) such Plan Year is his initial year of eligibility in the Plan or any other similar Plan maintained by the Corporation or an Associated Company which is required to be aggregated with this Plan pursuant to the provisions of Treasury Regs. Section 1.409A-1(c)(2), (B) such Eligible Employee is eligible to participate in the Savings Plan and (C) such Eligible Employee’s Salary for the portion of that Plan Year during which he is eligible to participate in the Savings Plan will exceed the Statutory Compensation Limitation.
(iii)    Notwithstanding the foregoing, with respect to Plan Years beginning prior to January 1, 2012, an Eligible Employee shall be eligible to have Salary Deferrals credited on his behalf pursuant to Section 3.01(a) with respect to a particular Plan Year if, and only if, the Eligible Employee’s Savings under the Savings Plan for that Plan Year have been suspended due to the Statutory Compensation Limitations. An Eligible Employee shall be notified of his eligibility for participation in the Plan prior to the date the Eligible Employee may first commence participation in the Plan. Effective as of January 1, 2012, Salary Deferrals are no longer permitted under the provisions of this Plan.
(b)    With respect to Plan Years beginning prior to January 1, 2012, upon reemployment by the Company, an Employee shall become an Eligible Employee again only upon completing the eligibility requirement described in Section 2.01(a) in a calendar year ending after his reemployment date. Effective on or after January 1, 2012, upon reemployment by the Company, an Employee shall become an Eligible Employee upon completing the eligibility requirements in Section 2.01(a)(i).
2.02    Participation and Filing Requirements
(a)    (i)    Subject to the following provisions of this Section, with respect to Plan Years beginning prior to January 1, 2012, any Eligible Employee who has met the eligibility requirements of Section 2.01(a)(i) in a Plan Year and who wishes to have Salary Deferrals credited to his Deferral Account in that Plan Year must, prior to the beginning of that Plan Year and before the close of the annual enrollment period established by the Committee, execute a Salary Reduction Agreement with respect to such Plan Year authorizing Salary Deferrals under this Plan in accordance with the provisions of Section 3.01(a). Such Eligible Employee’s Salary Reduction Agreement shall become irrevocable on the date established by the Committee, but not later than the last day of the calendar year preceding the Plan Year in which such Salary is earned. Such Salary Reduction Agreement shall become effective as of the first day of the Plan Year in which the Salary is earned. An Eligible Employee may revoke or change the election on his Salary Reduction Agreement with respect to a particular Plan Year beginning prior to January 1, 2012 at any time prior to the date the Salary Reduction Agreement applicable to that Plan Year becomes irrevocable.
(ii)    Notwithstanding the foregoing, with respect to Plan Years beginning prior to January 1, 2012, any Employee who becomes an Eligible Employee with respect to his first year of employment (or reemployment) pursuant to the provisions of Section 2.01(a)(ii), and who wishes to have Salary Deferrals credited to his Deferral Account in that Plan Year must, prior to the close of the 30-day period following (i) the date of his employment or reemployment, whichever is applicable, or (ii), if later, the date he first becomes eligible to participate in the Savings Plan (or such earlier date as determined by the Committee), execute a Salary Reduction Agreement with respect to such Plan Year authorizing Salary Deferrals under this Plan in accordance with the provisions of Section 3.01(a). Such Eligible Executive’s Salary Reduction Agreement shall become irrevocable as of the close of said 30-day period. The determination of whether an Eligible Employee may file the Salary Reduction Agreement under this clause (ii) with respect to the Plan Year in which he is employed (or reemployed) shall be determined in accordance with the rules of Section 409A of the Code, including the provisions of Treasury Regs. Section 1.409A-2(a)(7). The Salary Reduction Agreement applicable to that Plan Year shall be effective only with respect to Salary earned and payable after the date of the Committee’s receipt of said Salary Reduction Agreement.
(b)    The election made by an Eligible Employee pursuant to his Salary Reduction Agreement shall remain in effect for subsequent Plan Years beginning prior to January 1, 2012, provided the Member is an Eligible Employee during such subsequent Plan Year and, with respect to Salary Deferrals made pursuant to Section 3.01(a), the Eligible Employee’s Savings under the Savings Plan for such Plan Year have been suspended due to the Statutory Compensation Limitations. A Salary Reduction Agreement may be modified or revoked prospectively by an Eligible Employee in accordance with the provisions of Section 2.01(a)(i) prior to the date established by the Committee, but not later than the last day of the calendar year preceding the Plan Year for which such modification or revocation is to be effective. Notwithstanding the foregoing, if a Member’s Salary Reduction Agreement is cancelled in accordance with Section 2.02(c), the Member will be required to file a new Salary Reduction Agreement under this Section 2.02 in order to commence making Salary Deferrals for any subsequent Plan Year. Effective as of January 1, 2012, all Eligible Employees’ Salary Reduction Agreements will be cancelled.
(c)    Notwithstanding the foregoing, if a Member receives a hardship withdrawal of elective deferrals from the Savings Plan or any other plan which is maintained by the Company or an Associated Company and which meets the requirements of Section 401(k) of the Code (or any successor thereof), the Member’s Salary Reduction Agreement in effect at that time shall be cancelled. Any subsequent Salary payment which would have been deferred pursuant to that Salary Reduction Agreement, but for the application of this Section 2.02(c), shall be paid to the Member as if he had not entered into the Salary Reduction Agreement.
(d)    An Eligible Employee shall become a Member when contributions are credited on his behalf pursuant to Article 3.
2.03    Termination of Participation

(a)    A Member’s participation in the Plan shall terminate when the vested values of the Member’s Accounts under the Plan are totally distributed to, or on behalf of, the Member.
(b)    Subject to the provisions of Sections 3.01(a) and (h), a Member shall only be eligible to have Salary Deferrals credited on his behalf in accordance with Section 3.01(a) for as long as he remains an Eligible Employee.
(c)    Upon reemployment by the Company, a former Member shall become a Member again only upon completing, subsequent to his reemployment, the eligibility and participation requirements of Sections 2.01 and 2.02, respectively.
ARTICLE III - EXCESS SAVINGS PLAN CONTRIBUTIONS
3.01    Amount of Contributions
For any Plan Year, the amount of contributions credited under the Plan on behalf of a Member pursuant to this Article 3 shall be equal to the sum of the Salary Deferrals, Excess Matching Contributions, Excess Floor Contributions, Excess Core Contributions, Excess Transition Credit Contributions and Excess Discretionary Contributions determined under (a), (b), (c), (d), (e) and (f) below:
(a)    Salary Deferrals
The amount of Salary Deferrals for each Plan Year beginning prior to January 1, 2012 shall be equal to the designated percentage of Salary elected by the Member in his Salary Reduction Agreement, provided that the allocation under the Plan and the reduction in the Eligible Employee’s Salary corresponding to such election shall be made only with respect to Salary that is otherwise earned and payable to such Member during the Plan Year in excess of the Statutory Compensation Limitation.
Unless otherwise permitted by the Committee, the designated percentage elected by the Member in his Salary Reduction Agreement for a Plan Year must be a uniform percentage, equal to either zero (0%) percent or six (6%) percent, of his Salary. The total Salary Deferral amount elected for a Plan Year shall reduce the Member’s Salary earned and otherwise payable in that Plan Year, and shall not be applied against any amount deferred under any other nonqualified plan maintained by the Company.
Notwithstanding any Plan provision to the contrary, effective with respect to Plan Years beginning on and after January 1, 2012, Salary Deferrals are no longer permitted under the provisions of the Plan and a Member shall not be eligible to defer any Salary earned on and after January 1, 2012.
(b)    Excess Matching Contributions
The amount of Excess Matching Contributions for (i) each Plan Year commencing prior to January 1, 2011 and (ii) the portion of the Plan Year beginning January 1, 2011 and ending on October 30, 2011 shall be equal to fifty (50%) percent of the Salary Deferrals by the Member for such Plan Year (or portion thereof), and shall be credited to the Member’s Matching Contribution Account at the same time as the Salary Deferrals to which they relate.
Notwithstanding the forgoing, effective as of October 31, 2011, the Excess Matching Contributions credited to a Member’s Company Contribution Account for the portion of the 2011 Plan Year beginning on October 31, 2011 and ending on December 31, 2011 shall be equal to three percent (3%) of an Eligible Employee’s Salary paid during that portion of the Plan Year which causes his Salary under the terms of the Savings Plan for the total 2011 Plan Year to exceed the Statutory Compensation Limitation for that Plan Year.
With respect to Plan Years commencing on and after January 1, 2012, the amount of Excess Matching Contributions credited to a Member’s Matching Contribution Account for each particular Plan Year shall be equal to three percent (3%) of the portion of an Eligible Employee’s Salary in that particular Plan Year that exceeds the Statutory Compensation Limitation for that Plan Year.
Notwithstanding the foregoing, effective as of May 2, 2020, Excess Matching Contributions shall not be credited under the Plan with respect to a Member’s Salary paid on and after May 2, 2020 and prior to January 1, 2021.
(c)    Excess Floor Contributions
With respect to each Plan Year commencing prior to January 1, 2012 in which Salary Deferrals are made on a Member’s behalf pursuant to paragraph (a) above, Excess Floor Contributions shall be credited on behalf of the Member equal to the result of (i) minus (ii) as follows:
(i)    an amount equal to one half of one percent of the Member’s Salary for the Plan Year, minus
(ii)    the amount of Floor Company Contribution (as that term is defined under the Savings Plan) made by the Company on behalf of the Member under the Savings

Plan for such Plan Year and allocated to the Member’s account under the Savings Plan in such Plan Year.
Notwithstanding the foregoing, effective as of October 31, 2011, Excess Floor Contributions shall not be made to the Plan with respect to a Member’s Salary paid on and after October 31, 2011.
(d)    Excess Core Contributions
With respect to Plan Years commencing on and after January 1, 2012, the amount of Excess Core Contributions credited to a Member’s Core Contribution Account for each particular Plan shall be equal to Company Core Contribution Rate applicable to the Eligible Employee for that particular Plan Year applied to the portion of such Eligible Employee’s Salary in that particular Plan Year that exceeds the Statutory Compensation Limitation for that Plan Year.
Notwithstanding the forgoing, effective as of October 31, 2011, the Excess Core Contributions for the portion of the 2011 Plan Year beginning on October 31, 2011 and ending on December 31, 2011 shall be equal to the Company Core Contribution Rate applicable to the Eligible Employee’s Salary for that portion of the 2011 Plan Year which causes his Salary for the total 2011 Plan Year to exceed the Statutory Compensation Limitation for that Plan Year.
Notwithstanding the foregoing, effective as of May 2, 2020, Excess Core Contributions shall not be credited under the Plan with respect to a Member’s Salary paid on and after May 2, 2020 and prior to January 1, 2021.
(e)    Excess Transition Credit Contributions
With respect to Plan Years commencing on and after January 1, 2012, the amount of Excess Transition Credit Contributions credited to a Member’s Company Transition Credit Contribution Account for each particular Plan Year shall be equal to Company Transition Credit Contribution Rate applicable to the Eligible Employee for that particular Plan Year applied to the portion of an Eligible Employee’s Salary in that particular Plan Year that exceeds the Statutory Compensation Limitation for that Plan Year.
Notwithstanding the forgoing, effective as of October 31, 2011, the Excess Transition Credit Contributions for the portion of the 2011 Plan Year beginning on October 31, 2011 and ending on December 31, 2011 shall be equal to the Company Transition Credit Contribution Rate applicable to the Eligible Employee’s Salary for that portion of the Plan Year which causes his Salary for the total 2011 Plan Year to exceed the Statutory Compensation Limitation for that Plan Year.
Notwithstanding the forgoing, there shall be credited to a Member’s Transition Credit Contribution Account an amount equal to the Special DC Credit Contribution Rate, if any, applicable to the Eligible Employee for a particular Plan Year, applied to the portion of such Eligible Employee’s Salary in that particular Plan Year that exceeds the Statutory Compensation Limitation for that Plan Year.
(f)    Excess Discretionary Contributions
With respect to a Member who is eligible for a Discretionary Contribution (as defined in the Savings Plan) under the Savings Plan, with respect to the Plan Year beginning on January 1, 2020, Excess Discretionary Contributions shall be credited to such Member’s Core Contribution Account in an amount equal to 2.5% applied to the portion of such Eligible Employee’s Salary in such Plan Year for the period May 2, 2020 to December 31, 2020 that exceeds the Statutory Compensation Limitation for such portion of that Plan Year.
(g)    The contributions credited on a Member’s behalf pursuant to paragraphs (a), (b), (c), (d), (e) and (f) above shall be credited to a Member’s Accounts at the same time as they would have been credited to his accounts under the Savings Plan if not for the application of the Statutory Compensation Limitations.
(h)    Notwithstanding any provisions of the Plan to the contrary, if a Member ceases to be an Eligible Employee after the date a Salary Reduction Agreement for a Plan Year commencing prior to January 1, 2012 becomes effective but continues to be employed by the Company or an Associated Company, he shall continue to be a Member and his Salary Reduction Agreement for such Plan Year shall remain in effect for the remainder of such Plan Year, and if he is eligible to participate in the Savings Plan for the remainder of such Plan Year, Excess Floor and Excess Matching Contributions, if applicable, shall be made for that Plan Year. However, such Member shall not be eligible to defer any Salary earned in a subsequent year beginning prior to January 1, 2012 until such time as he once again becomes an Eligible Employee.
3.02    Investment of Accounts
A Member shall have no choice or election with respect to the investments of his Accounts. As of each Reporting Date, there shall be credited or debited an amount of earnings or losses on the balance of the Member’s Accounts as of such Reporting Date which would have been credited had the Member’s Accounts been invested in the Stable Value Fund maintained under the Savings Plan or such other fund as determined by the “PFTIC”, as such term is defined in the Savings Plan.
3.03    Vesting of Accounts
(a)    The Member shall be fully vested in the Salary Deferrals, Excess Floor Contributions, Excess Core Contributions, Excess Transition Credit Contributions and Excess Discretionary Contributions (and earnings thereon) made on his behalf under Section 3.01(a), (c), (d), (e) and (f) respectively. The Member shall vest in the Excess Matching Contributions made on his behalf under Section 3.01(b) (and earnings thereon) at the same rate and under the same conditions at which such contributions would have vested under the Savings Plan had they been contributed thereunder. Effective as of October 31, 2011, a Member who is employed by the Company on or after October 31, 2011 shall be fully vested in his Excess Matching Contributions.
In the event a Member incurs a Termination of Employment prior to vesting in all or any part of the Excess Matching Contributions credited on his behalf, such unvested contributions and earnings thereon shall be forfeited and shall not be restored in the event the Member is subsequently reemployed by the Company or an Associated Company.
(b)    Notwithstanding any provision of this Plan to the contrary, in the event of an Acceleration Event, each Member who is employed by the Company or an Associated Company as of the consummation of the Acceleration Event shall become fully vested in the Excess Matching Contributions made on his behalf under Section 3.01(b) (and earnings thereon).
3.04    Individual Accounts
(a)    The Committee shall maintain, or cause to be maintained, on the books of the Corporation records showing the individual balances of each Member’s Accounts (or subaccounts). At least once a year, each Member shall be furnished with a statement setting forth the value of his Accounts.
(b)    Accounts established under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only so that hypothetical earnings or losses on the amounts credited on a Member’s behalf under this Plan can be credited or debited, as the case may be.
3.05    Valuation of Accounts

(a)    The Committee shall value or cause to be valued each Member’s Accounts at least quarterly. On each Reporting Date there shall be allocated to the Accounts of each Member the appropriate amount determined in accordance with Section 3.02.
(b)    Whenever an event requires a determination of the value of a Member’s Accounts, the value shall be computed as of the Reporting Date immediately preceding the date of the event, except as otherwise specified in this Plan.
ARTICLE IV - PAYMENT OF CONTRIBUTIONS
4.01    Commencement of Payment
(a)    Except as otherwise provided below, a Member shall be entitled to receive payment of his Deferral Account, his Floor Contribution Account, his Core Contribution Account and his Transition Credit Contribution Account and the vested portion of his Matching Contribution Account (as determined under Section 3.03) upon his Termination of Employment with the Company and all Associated Companies for any reason, other than death. The distribution of such Accounts shall be made in the seventh month following the date the Member’s Termination of Employment occurs.
(b)    In the event of the death of a Member prior to the full payment of his Accounts, the unpaid portion of his Accounts shall be paid to his Beneficiary in the month following the month in which the Member’s date of death occurs.
4.02    Method of Payment
With respect to a Member who incurs a Termination of Employment on or after January 1, 2008, payment of such Member’s Deferral Account, his Floor Contribution Account, his Core Contribution Account and his Transition Credit Contribution Account and the vested portion of his Matching Contribution Account shall be made in a single lump sum payment.
4.03    Payment upon the Occurrence of a Change in Control
Upon the occurrence of a Change in Control, all Members shall automatically receive the balance of their Deferral Account, Floor Contribution Account, Core Contribution Account and Transition Credit Contribution Account and the vested portion of their Matching Contribution Account in a single lump sum payment. Such lump sum payment shall be made within 90 days of the date the Change in Control occurs. If the Member dies after such Change in Control, but before receiving such payment, it shall be made to his Beneficiary.

ARTICLE V - GENERAL PROVISIONS
5.01    Funding
All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Corporation. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Corporation.
5.02    No Contract of Employment
The Plan is not a contract of employment and the terms of employment of any Member shall not be affected in any way by this Plan or related instruments, except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or an Associated Company to discharge any person and to treat him without regard to the effect which such treatment might have upon him under this Plan. Each Member and all persons who may have or claim any right by reason of his participation shall be bound by the terms of this Plan and all agreements entered into pursuant thereto.
5.03    Unsecured Interest
Neither the Corporation, the Company, their respective boards of directors nor the Committee in any way guarantees the performance of the investment fund designated under Section 3.02. No special or separate fund shall be established, and no segregation of assets shall be made, to assure the payments thereunder. No Member hereunder shall have any right, title, or interest whatsoever in any specific assets of the Corporation or ITT. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and a Member or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured creditor of the Corporation.
5.04    Facility of Payment
In the event that the Committee shall find that a Member or Beneficiary is unable to care for his affairs because of illness or accident or has died, or if a Beneficiary is a minor, the Committee may direct that any benefit payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid on his behalf to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall thereby be a complete discharge of the liabilities of the Corporation and the Plan for that payment.

5.05    Withholding Taxes
The Company or an Associated Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.
5.06    Nonalienation
Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of a person entitled to such benefits.
5.07    Transfers
(a)    In the event ITT (i) sells, causes the sale of, or sold the stock or assets of any employing company in the controlled group of ITT to a third party or (ii) distributes or distributed to the holders of shares of the ITT’s common stock all of the outstanding shares of common stock of a subsidiary or subsidiaries of ITT, and, as a result of such sale or distribution, such company or its employees are no longer eligible to participate hereunder, the liabilities with respect to the benefits accrued under this Plan for a Member who, as a result of such sale or distribution, is no longer eligible to participate in this Plan, shall, at the discretion and direction of ITT (and approval by the new employer), be transferred to a similar plan of such new employer and become a liability thereunder. Upon such transfer (and acceptance thereof) the liabilities for such transferred benefits shall become the obligation of the new employer and the liability under this Plan for such benefits shall cease.
(b)    Notwithstanding any Plan provision to the contrary, at the discretion and direction of ITT, liabilities with respect to benefits accrued by a Member under a plan maintained by such Member’s former employer may be transferred to this Plan and upon such transfer become the obligation of the Corporation.
5.08    Claims Procedure
(a)    Submission of Claims
Claims for benefits under the Plan shall be submitted in writing to the Committee or to an individual designated by the Committee for this purpose.
(b)    Denial of Claim

If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within 90 days following the date on which the claim is filed, unless special circumstances require an extension of time for processing the claim. If it is determined that an extension of time is required, written notice of the extension shall be furnished prior to the termination of the initial 90-day period. The extension shall not exceed ninety (90) days from the end of the initial period and the extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the decision.
The written notice of a denial of a claim shall set forth the following:
(i)    the specific reason or reasons for the denial;
(ii)    specific reference to pertinent Plan provisions on which the denial is based;
(iii)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv)    an explanation of the Plan’s claim review procedure, including information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits for requesting a review, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on appeal.
If the claim has not been granted and written notice of the denial of the claim, or that an extension has been granted, is not furnished within 90 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.
(c)    Claim Review Procedure
The claimant or his authorized representative shall have 60 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Committee. During such sixty (60) day period, the claimant or his authorized representative may:
(i)    Submit written comments, documents, records, and other information relating to the claim; and
(ii)    Examine the Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the claim.

Not later than 60 days after receipt of the request for review, the Committee (or the committee designated by the Company to hear such appeals, the “Appeals Committee”) shall render and furnish to the claimant a written decision, unless special circumstances require an extension of time for processing the appeal. If it is determined that an extension of time is required, written notice of the extension shall be furnished prior to the termination of the initial 60-day period. The extension shall not exceed sixty (60) days from the end of the initial period and the extension notice shall indicate the special circumstances requiring and extension of time and the date by which the Appeals Committee expects to render the decision. The Appeals Committee review shall take into account all comments, documents, records, and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether such information was submitted or considered by the Committee in the initial benefit determination.
The written notice of a denial of an appeal shall set forth the following:
(i)    The specific reason or reasons for the denial;
(ii)    Specific reference to pertinent Plan provisions on which the denial is based;
(iii)    The claimant’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and
(iv)    A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
Such decision by the Appeals Committee shall not be subject to further review. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.
(d)    Disability Claims
If a claim for disability benefits is made under the Plan, the Committee and the Appeals Committee shall follow the procedures for disability claims under Section 503 of ERISA and regulations promulgated thereunder.
(e)    Exhaustion of Remedy
No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the procedures set forth in this section.

5.09    Compliance
The Plan is intended to comply with the requirements of Section 409A of the Code and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code and the regulations thereunder, and the Plan shall be operated accordingly. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict. The Plan has been administered in good faith compliance with Section 409A of the Code and the guidance issued thereunder from January 1, 2005 through December 31, 2008.
5.10    Acceleration of or Delay in Payments
The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Member hereunder, provided such acceleration is permitted under Treas. Regs. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Member hereunder, to the extent permitted under Treas. Regs. Section 1.409A-2(b)(7).
5.11    Construction
(a)    The Plan is intended to constitute an unfunded deferred compensation arrangement maintained for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and all rights under this Plan shall be governed by ERISA. Subject to the preceding sentence, the Plan shall be construed, regulated and administered in accordance with the laws of the State of New York, to the extent such laws are not superseded by applicable federal laws.
(b)    The masculine pronoun shall mean the feminine wherever appropriate.
(c)    The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.
(d)    The headings and subheadings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions thereof.
ARTICLE VI - AMENDMENT OR TERMINATION
6.01    Right to Terminate
Notwithstanding any Plan provision to the contrary, the Corporation or ITT may, by action of its respective board of directors, terminate the Plan and the related Salary

Reduction Agreements at any time. To the extent consistent with the rules relating to plan terminations and liquidation in Treasury Regulations Section 1.409A-3(j)(4)(ix) or otherwise consistent with Section 409A of the Code, the Corporation or ITT may provide that each Member or Beneficiary shall receive a single sum payment in cash equal to the balance of the Member’s Accounts. The single sum payment shall be made within 90 days following the date the Plan is terminated and shall be in lieu of any other benefit which may be payable to the Member or Beneficiary under the Plan. Unless so distributed, in the event of a Plan termination, the Corporation shall continue to maintain the Deferral Account, the Floor Contribution Account, the Matching Contribution Account, the Core Contribution Account and the Transition Credit Contribution Account until distributed pursuant to the terms of the Plan.
6.02    Right to Amend
The Board of Directors, the Compensation and Personnel Committee of the Board of Directors, or the Board of Directors of the Corporation or their respective delegates may amend or modify the Plan and the related Salary Reduction Agreements in any way either retroactively or prospectively. However, no amendment or modification shall reduce or diminish a Member or Beneficiary’s right to receive any benefit accrued hereunder prior to the date of such amendment or modification without such Member or Beneficiary’s prior written consent, and after the occurrence of an Acceleration Event, no modification or amendment shall be made to Sections 3.03(b) and 4.03.
ARTICLE VII - ADMINISTRATION
7.01    Administration
(a)    The Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan, with all powers necessary to enable it properly to carry out such responsibilities, including, but not limited to, the power to interpret the Plan and any related documents, to establish procedures for making any elections called for under the Plan, to make factual determinations regarding any and all matters arising hereunder, including, but not limited to, the right to determine eligibility for benefits, the right to construe the terms of the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions, and the right to resolve all interpretive, equitable or other questions arising under the Plan. The decisions of the Committee on all matters shall be final, binding and conclusive on all persons to the extent permitted by law.
(b)    To the extent permitted by law, all agents and representatives of the Committee shall be indemnified by the Corporation and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.